Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 17, 2023 relating to the consolidated financial statements of Comera Life Sciences Holdings, Inc (the “Company”). which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Our report includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ Baker Tilly US, LLP

Tewksbury, Massachusetts

September 12, 2023